Exhibit 10.2

Execution Version

SALE AND PURCHASE AGREEMENT

This SALE AND PURCHASE AGREEMENT is entered into as of July 30, 2021 (the “Closing Date”), by and between Brand Matter, LLC, a Delaware limited liability company (“Seller”), and Caribbean Joe Holdings, LLC, a New Jersey limited liability company (“Buyer”).

RECITALS

WHEREAS, Buyer desires to purchase from Seller the Purchased Assets (as defined below) and Seller desires to sell the Purchased Assets to Buyer, on the terms and conditions set forth in this Agreement; and

WHEREAS, Seller has determined that the Purchase Price (as defined below) for the Purchased Assets represents fair market value for such Purchased Assets.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants, representations, warranties, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

Article 1
DEFINITIONS

The following terms shall have the meanings set forth below in this Article 1.

1.1            “Affiliate” means with respect to any Person, any other Person which is controlling, controlled by, or under common control with, directly or indirectly, through any Person, the Person referred to, and, if the Person referred to is a natural person, any member of such Person’s immediate family. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

1.2            “Agreement” means this Sale and Purchase Agreement, as executed on the Closing Date and as amended or supplemented in accordance with the terms hereof, including the Schedules and Exhibits hereto.

1.3            “Business” means all activities by Seller or any Affiliate of Seller associated with the ownership licensing, and marketing of the Purchased Trademarks.

1.4            “Business Day” means any day which is not a Saturday, Sunday, or legal holiday in the State of New York, United States of America.

1.5            “Closing” means the consummation of the transactions contemplated by this Agreement, as provided for in Section 2.3.

1.6            “Contract” means any contract, agreement, understanding, lease, indenture, mortgage, deed of trust, evidence of indebtedness, binding commitment or instrument, open purchase order, or offer, written or oral, express or implied, to which Seller is a party or by which it or any of its assets is bound that is in effect as of the Closing.

1.7            “Government” means the United States of America, any other nation or state, any U.S. state, any federal, bilateral, or multilateral governmental authority, any possession, territory, local county, district, city, or other governmental unit or subdivision, and any branch, entity, agency, or judicial body of any of the foregoing.

1.8            “Intellectual Property Assets” means all right, title and interest in the Purchased Trademarks, Copyrights, Patents and all other Intellectual Property Rights owned by Seller or its Affiliates exclusively relating to the Business, including as listed in Schedule 3.4(b), Schedule 3.4(c), Schedule 3.4(d) and Schedule 3.4(e).

1.9            “Intellectual Property Rights” means all worldwide statutory or non-statutory legal rights in (i) trademarks, service marks, trade names, brand names, logos, product source identifiers, and other indicia of source of origin, whether in connection with products or services, whether or not registered, including all common law rights thereto and all goodwill associated therewith, and registrations and applications for registration thereof (herein “Trademarks”); (ii) copyrights, whether registered or common law, and registrations and applications for registration thereof, original works of authorship, derivative works and other copyrightable works of any nature and fixations of any of the foregoing, including the right to make derivative works and all other associated statutory rights (herein “Copyrights”); (iii) domain names, uniform resource locators, and domain name registrations, websites and all social media platforms; and (iv) all design and utility patents (herein “Patents”).

1.10            “knowledge of Seller” means the actual knowledge of Chad Wagenheim and Arta Isovski.

1.11            “Law” means any statute, law, ordinance, decree, order, injunction, rule, directive, or regulation of any Government or quasi-governmental authority, and includes rules and regulations of any regulatory or self-regulatory authority compliance with which is required by Law.

1.12            “Lien” means any lien, security interest, mortgage, indenture, deed of trust, pledge, charge, adverse claim, easement, restriction, or other encumbrance.

1.13            “Order” means an order, writ, injunction, or decree of any court or Government.

1.14            “Parties” means Buyer and Seller (and each a “Party”).

1.15            “Person” means and shall include a natural person, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof) and shall be construed broadly.

1.16            “Primary Jurisdictions” means: for any Primary Trademark, the country where each such Primary Trademark is registered as set forth on Schedule 3.4(b). For the avoidance of doubt, for purposes of the representations and warranties in Article 3, not all Primary Trademarks are registered in the same country(ies), and a country shall only be deemed a “Primary Jurisdiction” for the applicable Primary Trademark(s).

1.17            “Primary Trademarks” means the registered Trademarks set forth in the attached Schedule 1.17, together with all goodwill associated therewith, in each class of goods detailed for each such Trademark on Schedule 3.4(b).

1.18            “Purchased Trademarks” means the Primary Trademarks and such other Trademarks as are set forth in the attached Schedule 3.4(b), together with all goodwill associated therewith.

1.19            “Receivables” means all receivables (including, without limitation, accounts receivable, loans receivable and customer advances) arising from or related to the Business.

1.20            “Transaction Documents” means this Agreement, the Trademark Assignment Agreement, the Copyright Assignment Agreement and the Assignment and Assumption Agreement and any other documents executed by the parties hereto in connection with the transactions contemplated herein.

1.21            Table of Definitions. The following terms have the meanings set forth in the Sections referenced below.

Action	Section 3.4
Agreement	Preamble
Allocation	Section 3.3
Buyer	Preamble
Buyer Indemnified Persons	Section 6.2
Buyer Liabilities	Section 2.1(c)
Closing Date	Preamble
Excluded Assets	Section 2.1(b)
Excluded Liabilities	Section 2.1(c)
Excluded Records and Communications	Section 2.1(b)(v)
Indemnified Losses	Section 6.2
Indemnified Party	Section 6.4
Indemnifying Party	Section 6.4
Listed Patents	Section 3.4(d)
Losses	Section 6.2
Monthly Transition Services Fee	Section 5.6
Purchase Price	Section 2.2
Purchased Assets	Section 2.1(a)
Seller	Preamble
Seller Indemnified Persons	Section 6.3
Service Provider	Section 5.6
Third Person	Section 6.5
Third Person Claim	Section 6.5
Transferred Contracts	Section 2.1(a)(iv)
Transition Period	Section 5.6
Transition Services	Section 5.6

Article 2
PURCHASE AND SALE OF PURCHASED ASSETS

2.1            Transfer of Assets.

(a)            Upon the terms and subject to the conditions of this Agreement, at the Closing on the Closing Date, Seller shall sell, assign, transfer, and convey to Buyer, and Buyer shall purchase, acquire, and accept from Seller, all of Seller’s right, title, and interest in and to all of the following, which are owned by Seller as of the Closing, free and clear of all Liens (the “Purchased Assets”):

(i)            the Intellectual Property Assets;

(ii)            all records and data in the possession of Seller on the Closing Date relating to the Intellectual Property Assets, whether in hard copy, electronic or magnetic format or otherwise (except where such information cannot reasonably be separated or extracted from Seller’s records and data regarding its business unrelated to the Intellectual Property Assets);

(iii)            other than the Excluded Records and Communications, copies of all marketing or promotional materials related to the Intellectual Property Assets in the possession of Seller on the Closing Date, to the extent they can be provided using commercially reasonable efforts (except where such information cannot reasonably be separated or extracted from Seller’s records and data regarding its business unrelated to the Intellectual Property Assets);

(iv)            the Contracts listed in Schedule 2.1(a)(iv) (the “Transferred Contracts”), and all rights, privileges, claims, causes of action and demands under any of the Transferred Contracts;

(v)            other than the Excluded Records and Communications, all of Seller’s books and records related to, or used or held for use in connection with, the Purchased Assets, including, without limitation: (A) all corporate records; (B) executed copies of all Transferred Contracts; (C) all research and development reports; (D) all financial and accounting records; and (E) all sales data and information, billing records and manuals (for each of the foregoing clauses (A) through (E), except where such information cannot reasonably be separated or extracted from Seller’s records and data regarding its business unrelated to the Intellectual Property Assets);

(vi)            all rights, claim and credits under guarantees, warranties, indemnitees and similar rights in respect of any Transferred Contracts arising on or after the Closing Date;

(vii)            all causes of action, rights to indemnification and contribution or rights of setoff against third parties (other than Seller) relating to any Transferred Contracts on or arising after the Closing Date;

(viii)            other than the Excluded Records and Communications, all rights to receive mail and other communications related to the Purchased Assets on and after the Closing Date;

(ix)            all goodwill and trade secrets and confidential information (other than the Excluded Records and Communications) associated with the Purchased Assets including, without limitation, the goodwill associated with existing customer relationships of the Purchased Assets; and

(x)            all rights, claims or credits relating to or deriving from, any of the assets described in the foregoing clauses.

(b)            Notwithstanding any provision in this Agreement to the contrary, all other assets of Seller and its Affiliates are excluded from the Purchased Assets and shall remain the property of Seller and its Affiliates after the Closing (“Excluded Assets”), including, for the avoidance of doubt, the following assets of Seller and its Affiliates:

(i)            all Intellectual Property Rights of Seller that are not Intellectual Property Assets and not related to the Business;

(ii)            all rights, claim and credits under guarantees, warranties, indemnitees and similar rights in respect of any Transferred Contracts arising prior to the Closing Date;

(iii)            all causes of action, rights to indemnification and contribution or rights of setoff against third parties (other than Seller) relating to any Transferred Contracts arising prior to the Closing Date;

(iv)            the Contracts listed in Schedule 2.1(b)(ii) (the “Excluded Contracts”), and all rights, privileges, claims, causes of action and demands under any of the Excluded Contracts (including, for the avoidance of doubt, any rights to Receivables under any of the Excluded Contracts);

(v)            (A) all records, reports, presentations and communications (including emails) prepared or received by Seller or any of its Affiliates in connection with the sale of the Business or the transactions contemplated hereby, (B) all bids and indications of interest received from third parties with respect to prospective buyers of the Business or any portion thereof and (C) all attorney-client privilege or attorney work product protection of Seller and its Affiliates or associated with their businesses to the extent arising from legal representation of Seller or its Affiliates or their businesses in connection with the transactions contemplated by this Agreement (such materials, records and communications described in clauses (A) through (C), collectively, the “Excluded Records and Communications”); and

(vi)            any and all royalty revenue payments or other payments made to Seller or any of its Affiliates with respect to the Business to the extent such amounts relate to any period prior to the Closing Date (including any and all payments made to Seller or any of its Affiliates after the Closing Date with respect to any Receivables of the Business outstanding as of the Closing Date). To the extent that any payments described in Section 2.1(b)(vi) are made to Buyer or any of its Affiliates after the Closing Date, Buyer shall promptly remit, or cause its Affiliates to promptly remit, such payments to Seller in accordance with Section 5.7.

(c)            Buyer shall assume (i) liabilities arising from or relating to Buyer’s use or ownership of the Purchased Assets (excluding liabilities giving rise to Seller’s indemnification obligations pursuant to Article 6) and (ii) liabilities under the Transferred Contracts arising on or after the Closing Date (collectively, the “Buyer Liabilities”). Other than the Buyer Liabilities, Buyer is not assuming any liabilities of Seller and all such liabilities (the “Excluded Liabilities”) shall remain the responsibility and obligation of Seller after the Closing. For the avoidance of doubt, Excluded Liabilities shall include (A) any liability, obligation or commitment arising out of any Contract that is not a Transferred Contract (including any default or breach of any such Contract or any breach of warranty, tort, infringement, violation of laws or environmental, health or safety matter with respect to any such Contract), (B) any liabilities for taxes with respect to the Purchased Assets for any pre-Closing tax period, (C) liabilities arising from the Excluded Assets and (D) any liability arising from the Purchased Assets prior to Closing except as specifically set forth as a Buyer Liability.

(d)            Buyer shall pay one hundred percent (100%) of the filing costs, attorneys’ fees, and processing fees associated with the transfer and recordation of the Intellectual Property Assets.

2.2            Consideration. The consideration that Buyer shall pay, or cause to be paid, to Seller for the Purchased Assets, the obligations of Seller under Article 5, and other rights of Buyer hereunder shall be Three Million Dollars (US $3,000,000) (the “Purchase Price”) to be paid at the Closing.

2.3            Closing. The Closing shall take place via electronic exchange of documentation at 9:00 a.m. on the Closing Date or at such other time and date as the Parties may agree in writing.

2.4            Deliveries of Seller. At or before the Closing, Seller shall deliver or cause to be delivered to Buyer:

(a)            a Trademark Assignment Agreement, in substantially the form of Exhibit A-1, duly executed by Seller;

(b)            a Copyright Assignment Agreement, in substantially the form of Exhibit A-2, duly executed by Seller;

(c)            an Assignment and Assumption Agreement, in substantially the form of Exhibit B, duly executed by Seller;

(d)            a letter signed by each of Seller’s creditors who have an encumbrance on any portion of the Purchased Assets, which letter shall completely and unconditionally terminate such encumbrance on such Purchased Assets on or prior to the Closing Date;

(e)            a certificate an officer of Seller certifying as to (i) the name and signature of the officer of Seller that is authorized to sign this Agreement and the other documents to be delivered hereunder and thereunder, and (ii) the resolutions adopted by the board of directors of Sequential Brands Group, Inc., a Delaware corporation and indirect parent of Seller, authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby; and

(f)            such other customary documents, instruments or certificates as shall be reasonably requested by Buyer and as shall be consistent with the terms of this Agreement.

2.5            Deliveries of Buyer at Closing. At or before the Closing, Buyer shall deliver or cause to be delivered to Seller:

(a)            the Purchase Price;

(b)            a Trademark Assignment Agreement, in substantially the form of Exhibit A-1, duly executed by Buyer;

(c)            a Copyright Assignment Agreement, in substantially the form of Exhibit A-2, duly executed by Buyer;

(d)            an Assignment and Assumption Agreement, in substantially the form of Exhibit B, duly executed by Seller; and

(e)            such other customary documents, instruments, or certificates as shall be reasonably requested by Seller and as shall be consistent with the terms of this Agreement.

Article 3
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby makes the following representations and warranties, each of which is true and correct on the Closing Date and shall survive the Closing and the transactions contemplated hereby to the extent set forth herein.

3.1            Existence and Power; Transferability of Purchased Assets.

(a)            Seller is a limited liability company validly existing and in good standing under the laws of the State of Delaware.

(b)            Seller has all requisite power and authority to own, license, and use the Purchased Assets.

(c)            Seller has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

(d)            The Purchased Assets are transferrable to Buyer without any Liens or restrictions regarding such transfer and/or the use of the rights transferred.

3.2            Valid and Enforceable Agreement; Authorization; Non-contravention.

(a)            Valid and Enforceable Agreement. This Agreement has been duly executed and delivered by Seller and constitutes a legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting or relating to enforcement of creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by Buyer and each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b)            Authorization. The execution and delivery of this Agreement, the other Transaction Documents and the consummation of the transactions contemplated hereby have been duly authorized, approved, and ratified by all requisite corporate action on the part of Seller and Seller has the necessary corporate power to carry out its obligations hereunder and thereunder.

(c)            Non-Contravention. Except as set forth on Schedule 3.2(c), (i) Seller is not a party to, subject to, or bound by any Contract, Law, or Order, which does or would (A) conflict with or be breached or violated or the obligations thereunder accelerated or increased (whether or not with notice or lapse of time, or both) by the execution, delivery, or performance by Seller of this Agreement or (B) prevent the carrying out of the transactions contemplated hereby, (ii) no permit, consent, waiver, approval or authorization of, or declaration to, or filing or registration with, any Government or third party is required in connection with the execution, delivery, or performance of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby and (iii) the transactions contemplated hereby will not result in the creation of any Lien against Seller or any of its properties or assets.

3.3            Litigation. There is no suit, claim, litigation, proceeding (administrative, judicial, or in arbitration, mediation, or alternative dispute resolution), Order or grand jury investigation, or other action (any of the foregoing, an “Action”) pending or, to the knowledge of Seller, threatened against Seller relating to or affecting the Purchased Assets or Buyer Liabilities, or that would affect the legality, validity or enforceability of this Agreement, the Transaction Documents or the consummation of the transactions contemplated hereby. To the knowledge of Seller, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such legal proceeding mentioned above. There are no unsatisfied judgments, penalties or awards (a) against, relating to or affecting the Purchased Assets or Buyer Liabilities, except as would not be material to the Business, or (b) that would affect the legality, validity or enforceability of this Agreement, the Transaction Documents or the consummation of the transactions contemplated hereby. To the knowledge of Seller, no event has occurred, or circumstances exist that may constitute or result in (with or without a lapse of time) a violation of any Order.

3.4            Intellectual Property.

(a)            Except as would not be material to the Business, Seller owns all right, title and interest in and to the Intellectual Property Assets. Seller is free to exercise all rights in all Intellectual Property Assets free of infringement or misappropriation of the Intellectual Property Rights of others, and free and clear of all Liens or other encumbrances (other than Liens or other encumbrances that have been released at Closing).

(b)            Schedule 3.4(b) contains a complete and accurate list of all registered Purchased Trademarks and includes the owner of record of each Purchased Trademark and the jurisdiction in which such Purchased Trademark is registered. Seller represents that all of the registered Purchased Trademarks are in material compliance with the timely post-registration filing of affidavits of use and incontestability and renewal applications, and are valid. For the avoidance of doubt, the Purchased Trademarks may not have been in continuous and regular use for the goods and services listed on Schedule 3.4(b) in certain jurisdictions outside the United States of America and therefore may not be enforceable or exercisable. Except as would not reasonably be expected to have a material adverse effect on the Business, no Purchased Trademark is involved in any opposition, invalidation or cancellation proceeding in any of its Primary Jurisdictions and, to the knowledge of Seller, no such proceeding is threatened.

(c)            Schedule 3.4(c) contains a complete and accurate list of all registered Copyrights included in the Intellectual Property Assets and includes the owner of record for each Copyright. All of the Copyrights included on Schedule 3.4(c) are in material compliance with registration requirements.

(d)            Schedule 3.4(d) contains a complete and accurate list of all issued Patents included in the Intellectual Property Assets (the “Listed Patents”) and includes the owner of record for each Patent and the jurisdiction in which such Patent was issued.

(e)            Schedule 3.4(e) contains a complete and accurate list of all domain names, uniform resource locators, domain name registrations, and websites that constitute Purchased Assets.

(f)            Seller has full right, power, and authority to sell, assign, transfer, and convey all of its right, title and interest in and to the Intellectual Property Assets to Buyer.

(g)            Except as would not reasonably be expected to have a material adverse effect on the Business, to the knowledge of Seller, (i) there has not been any dispute, including without limitation any claim or threatened claim, regarding the Intellectual Property Assets in the twenty-four (24) months prior to the Closing Date, that is currently outstanding: (A) contesting the right of Seller to use, exercise, sell, license, transfer or dispose of any of the Intellectual Property Assets or (B) challenging the ownership, validity or enforceability of any of the Intellectual Property Assets, (ii) there is no outstanding injunction, judgment, Order, decree, ruling or charge, including allegations of infringement, against the Intellectual Property Assets which Seller has received notice in writing and (iii) no Intellectual Property Asset is the subject of any material outstanding Order, judgment, decree, stipulation or agreement related to or restricting in any manner the licensing, assignment, transfer, or conveyance thereof by Seller.

(h)            Except as would not have a material adverse effect on the Business, to the knowledge of Seller, (i) Seller’s conduct of the Business as currently conducted does not infringe upon or misappropriate or violate the Intellectual Property Rights of any third party, and (ii) Seller has not received written or oral notice of any claim or notice asserting that the conduct of the Business by Seller as currently conducted infringes upon or misappropriates the Intellectual Property Rights of any third party.

3.5            Transferred Contracts. Seller has made available to Buyer true and complete copies of all Transferred Contracts and all amendments thereto. Each Transferred Contract is valid and binding on Seller and, to the knowledge of Seller, on the counterparties thereto, and is in full force and effect, enforceable against Seller and, to the knowledge of Seller, against the counterparties thereto, in each case in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws effecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law). To the knowledge of Seller, other than as set forth on Schedule 3.5, (a) Seller is not in material breach or default (with or without the giving of notice, lapse of time or both) under any Transferred Contract, (b) no other party to any Transferred Contract is in material breach or default thereunder, nor, does any condition exist that with the lapse of time or both would constitute a material breach or default by any such other party thereunder and (c) since December 31, 2020, no other party to any Transferred Contract has taken any action or threatened to take any action, with respect to seeking a repayment of amounts paid to Seller pursuant to such Transferred Contract or a reduction in fees or other payments that will become due to Seller pursuant to such Transferred Contract, or notified Seller in writing that such party intends to cancel or otherwise terminate such Transferred Contract.

3.6            Taxes.

(a)            Seller has filed (taking into account any valid extensions) all material tax returns with respect to the Business and Purchased Assets required to be filed by Seller. Such tax returns are, or will be, true, complete and correct in all material respects. All material taxes due and owing by Seller (whether or not shown on any tax Return) have been, or will be, timely paid.

(b)            Seller has withheld and paid all material taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable law;

(c)            All deficiencies asserted, or assessments made, against Seller with respect to the Business and Purchased Assets as a result of any examinations by any governmental authority have been fully paid;

(d)            There are no encumbrances for taxes upon any of the Purchased Assets nor is any governmental authority in the process of imposing any encumbrances for taxes on any of the Purchased Assets;

(e)            Seller is not a party to any tax allocation, tax sharing or tax indemnification agreement that will be binding on the Purchaser other than any such agreement entered into in the ordinary course of business (such as a loan or a lease) the primary purpose of which is unrelated to taxes.

(f)            Seller is not currently a party to any pending examination, audit, action, administrative or judicial proceeding relating to taxes related to the Business or Purchased Assets, nor has any examination, audit, action or proceeding been threatened in writing by any governmental authority.

3.7            Brokers, Finders. Except for Stifel, Nicolaus & Co., Inc., no finder, broker, agent, or other intermediary, acting on behalf of Seller, is entitled to a commission, fee or other compensation in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.

3.8            Disclosure. Seller acknowledges that, in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied on the representations and warranties set forth herein in this Article 3.

Article 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby makes the following representations and warranties, each of which is true and correct on the Closing Date and shall survive the Closing and the transactions contemplated hereby to the extent set forth herein.

4.1            Legal Existence and Power.

(a)            Buyer is a limited liability company validly existing and in good standing under the laws of the State of New Jersey.

(b)            Buyer has all requisite power and authority to own, lease, and use its assets and to transact the business in which it is engaged.

(c)            Buyer has full power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

4.2            Valid and Enforceable Agreement; Authorization; Non-Contravention.

(a)            Valid and Enforceable Agreement. This Agreement constitutes a legal, valid, and binding obligation of Buyer, enforceable against it in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (ii) general principles of equity.

(b)            Authorization. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized, approved, and ratified by all necessary action on the part of Buyer.

(c)            Non-Contravention. Buyer is not a party to, subject to, or bound by any Contract, Law, or Order which would (i) be breached or violated or its obligations thereunder accelerated or increased (whether or not with notice or lapse of time, or both) by the execution or delivery by Buyer or Seller of this Agreement or the performance by Buyer or Seller of the transactions contemplated by this Agreement, or (ii) prevent the carrying out of the transactions contemplated hereby. No waiver or consent of any third person or Government is required for the execution of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby.

4.3            Brokers, Finders. No finder, broker, agent, or other intermediary, acting on behalf of Buyer, is entitled to a commission, fee, or other compensation in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.

4.4            Buyer’s Investigation and Reliance. Buyer is a sophisticated purchaser and has made its own independent investigation, review, and analysis regarding the Business, the Purchased Assets, the Buyer Liabilities, and the transactions contemplated hereby, which investigation, review, and analysis were conducted by Buyer together with expert advisors, including legal counsel, that it has engaged for such purpose. Neither the Seller nor any of its Affiliates, directors, employees, or representatives has made any representation or warranty, express or implied, as to the accuracy or completeness of any information concerning the Business, the Purchased Assets or the Buyer Liabilities contained herein or made available in connection with Buyer’s investigation of the foregoing, except as expressly set forth in Article 3 and Seller and its Affiliates and representatives expressly disclaim any and all liability that may be based on such information or errors therein or omissions therefrom. Buyer has not relied and is not relying on any statement, representation, or warranty, oral or written, express or implied (including any representation or warranty as to merchantability or fitness for a particular purpose), made by Seller or any of its Affiliates or representatives, except as expressly set forth in Article 3.

Article 5
ADDITIONAL COVENANTS AND AGREEMENTS OF THE PARTIES

5.1            Public Announcement. Buyer and Seller agree that, subject to the other party’s prior written approval, the other party is authorized to issue a press release with respect to the transactions contemplated hereby on the Closing Date. Nothing in this Section 5.1 shall prohibit Buyer, Seller or any of their Affiliates from disclosing the terms of this Agreement (a) to their respective current, former or prospective limited partners, investors, and lenders and their respective representatives, provided that the recipient of such information is subject to a customary confidentiality obligation, (b) in earnings releases or earnings calls or as otherwise advised by accountants, (c) as required by applicable Law or applicable securities exchange rules, or (d) to the extent previously properly disclosed pursuant to this Section 5.1.

5.2            No Successor in Interest. Seller acknowledges and agrees that Buyer shall not be a successor in interest to Seller or any Affiliate of Seller. Seller covenants that it will not claim that Buyer is a successor in interest in it or any of its Affiliates, and should a third party claim that Buyer is a successor in interest to Seller or any of its Affiliates, then Seller will take all necessary steps to show that Buyer is not a successor in interest to Seller or any of its Affiliates.

5.3            Further Assurances; Cooperation.

(a)            From and after the Closing, the Parties shall perform such acts and execute such documents and instruments as may be reasonably required to make effective the transactions contemplated hereby. On or after the Closing Date, the Parties shall, on request, cooperate with one another by furnishing any additional information, executing and delivering any additional documents and instruments, including assignments, and doing any and all such other things as may be reasonably required by the Parties or their counsel to consummate or otherwise implement the transactions contemplated by this Agreement. Seller agrees, as soon as practical after Closing, to formulate recording the transfer of Purchased Trademarks and other Purchased Assets to Buyer. The costs of all such recordings and other post-Closing cooperation shall be borne one hundred percent (100%) by Buyer.

(b)            Seller shall also provide reasonable cooperation to Buyer in coordinating to complete any maintenance fees, taxes or other filing requirements with respect to any registered or applied for Intellectual Property Assets falling due within six months after the Closing Date. In addition, for six months following the Closing Date, in the event any Intellectual Property Assets are subject to renewal prior to when such Intellectual Property Assets can be reasonably transferred to Buyer, Buyer will identify such Intellectual Property Assets for Seller, and Seller will renew such Intellectual Property Assets, in each case subject to Section 2.1(d). Notwithstanding the foregoing, it is acknowledged and agreed that the time restriction in this Section 5.3(b) shall be inapplicable with respect to any Intellectual Property Asset for which recordation of the relevant Assignment document is in process but has yet to be completed.

5.4            License and Covenant to Ensure Rights of Buyer. In the event that any court of competent jurisdiction finally determines that part of or all of the Intellectual Property Assets (including Purchased Trademarks, Patents, and Copyrights) or associated rights covered by this Agreement have not been assigned, in whole or in part, for any reason whatsoever (including, but not limited to, operation of Law), Seller hereby grants to Buyer a worldwide, royalty-free, fully paid-up, unlimited, exclusive license and right to all rights (including Purchased Trademarks, Patents, and Copyrights) in any part of the Intellectual Property Assets that is not assigned to Buyer, such that Buyer (along with its successors and assigns, and their customers) can deal with the Intellectual Property Assets as if it were the sole and exclusive owner. Such license shall be exclusive unless an exclusive license is held by the court to be not permitted. Seller further covenants not to make any claim whatsoever, or sue Buyer, its affiliates, successors or assigns, and their respective customers, on any rights (including Purchased Trademarks, Patents, and Copyrights) it has or has had in the Intellectual Property Assets.

5.5            Assistance on Intellectual Property Matters. Subject to Section 2.1(d), Seller shall provide Buyer with such assistance as may be reasonably required by Buyer, to obtain the Intellectual Property Assets. Such assistance shall include consultation and execution of documents regarding the filing of any Intellectual Property Assets including, but not limited to, Patents, Purchased Trademarks and Copyrights.

5.6            Transition Services. Seller shall make each individual set forth on Schedule 5.6 (each, a “Service Provider”) available to Buyer for a four (4)-month period after Closing (the “Transition Period”) for the purpose of assisting Buyer in transitioning the Business from Seller to Buyer (the “Transition Services”); provided that the Transition Period may be extended for an additional one (1)-month period at the mutual agreement of Seller and Buyer. During the Transition Period, Buyer shall cause each Service Provider to allocate up to a specified percentage of each work week as set forth across such Service Provider’s name on Schedule 5.6 to providing the Transition Services. As consideration for the performance of the Transition Services, with respect to each Service Provider, Buyer shall pay to Seller a monthly flat fee in the amount set forth across such Service Provider’s name on Schedule 5.6 (the aggregate of such amounts, “Monthly Transition Services Fee”). The Monthly Transition Services Fee shall be paid by Buyer to Seller within fifteen (15) days following the end of each calendar month of the Transition Period by wire transfer of immediately available funds. Each Service Provider shall at all times during the Transition Period continue to be an employee of Seller and subject to the personnel policies and other terms and conditions of employment of Seller, unless and until such employment relationship between such Service Provider and Seller is terminated.

5.7            Receivables; Other Payments. From and after the Closing, Buyer shall provide good faith cooperation (such cooperation not to be unreasonably withheld, delayed or conditioned) to Seller with respect to the collection of Receivables owed by each counterparty set forth on Schedule 5.7 that is outstanding as of the Closing Date. To the extent that any such Receivables or any other payments described in Section 2.1(b)(vi) are made to Buyer or any of its Affiliates after the Closing Date, Buyer shall promptly remit, or cause its Affiliates to promptly remit, such payments to Seller by wire transfer of immediately available funds no later than fifteen (15) days following the end of each calendar month following the Closing Date.

Article 6
INDEMNIFICATION

6.1            Survival of Representations and Warranties. All of the representations and warranties made by any Party in this Agreement or any certificates or documents delivered hereunder shall survive the Closing for a period of eighteen (18) months after the Closing Date. The covenants and agreements of the Seller and the Buyer contained in Article 5 shall terminate on the Closing, except for those covenants and agreements that by their terms contemplate performance in whole or in part after the Closing, which shall survive until fully performed. The foregoing survival periods are in lieu of, and the Parties expressly waive, any otherwise applicable statute of limitations, whether arising at law or in equity.

6.2            Indemnification by Seller. Subject to the terms and conditions of this Article 6, Seller shall indemnify and hold harmless Buyer and its Affiliates, directors, officers, members, partners, employees, successors, assigns, representatives, and agents of each of them in their capacities as such (collectively, the “Buyer Indemnified Persons”), from and against any and all actual losses, monetary damages, liabilities, fines, fees, penalties, expenses or costs (“Losses”), plus reasonable attorneys’ fees and expenses, including court costs and expert witness fees and costs, incurred in connection with Losses and/or enforcement of this Agreement (in all, “Indemnified Losses”) incurred by any of them to the extent directly resulting from or arising out of:

(a)            any breach of any representation or warranty made by Seller contained in Article 3;

(b)            any breach of any covenant or agreement by Seller contained in this Agreement; and

(c)            the Excluded Liabilities.

6.3            Indemnification by Buyer. Subject to the terms and conditions of this Section 6.3, Buyer shall indemnify and hold harmless Seller and its Affiliates, directors, officers, partners, employees, successors, assigns, representatives, and agents in their capacities as such (the “Seller Indemnified Persons”) from and against any and all Indemnified Losses incurred by any of them, to the extent directly resulting from or arising out of:

(a)            any breach of any representation or warranty made by Buyer contained in Article 4;

(b)            any obligation or liability assumed by Buyer under any Contracts;

(c)            any breach of any covenant or agreement by Buyer contained in this Agreement; and

(d)            the Buyer Liabilities.

6.4            Notice of Claim. In the event that Buyer seeks indemnification on behalf of a Buyer Indemnified Person, or Seller seeks indemnification on behalf of a Seller Indemnified Person, such Party seeking indemnification (the “Indemnified Party”) shall give reasonably prompt written notice to the indemnifying Party (the “Indemnifying Party”) specifying the facts constituting the basis for such claim and the amount, to the extent known, of the claim asserted; provided, however, that the right of a Person to be indemnified hereunder shall not be adversely affected by a failure to give such notice unless, and then only to the extent that, an Indemnifying Party is actually irrevocably and materially prejudiced thereby. Subject to the terms hereof, the Indemnifying Party shall pay the amount of any valid claim not more than ten (10) days after the Indemnified Party provides notice to the Indemnifying Party of such amount.

6.5            Right to Contest Claims of Third Persons. If an Indemnified Party is entitled to indemnification hereunder because of a claim asserted by any claimant (other than an indemnified person hereunder) (“Third Person”), the Indemnified Party shall give the Indemnifying Party reasonably prompt notice thereof after such assertion is actually known to the Indemnified Party; provided, however, that the right of a Person to be indemnified hereunder in respect of claims made by a Third Person shall not be adversely affected by a failure to give such notice unless, and then only to the extent that, an Indemnifying Party is actually irrevocably and materially prejudiced thereby. The Indemnifying Party shall have the right, upon written notice to the Indemnified Party, to investigate, contest, assume the defense of, or settle the claim alleged by such Third Person (a “Third Person Claim”), provided that, except with the written consent of the Indemnified Party, which consent shall not be unreasonably withheld, the Indemnifying Party shall not consent to entry of any judgment or enter into any settlement (a) that would lead to liability or create any other obligation (whether monetary or otherwise) on the part of the Indemnified Party, (b) that requires an admission of wrongdoing on the part of the Indemnified Party, or (c) that does not include as an unconditional term thereof the giving by each Third Person claimant to the Indemnified Party of a release from all liability with respect to such Third Person Claim. If the Indemnifying Party declines in writing to the Indemnified Party to investigate, contest, assume the defense of, or settle the Third Person Claim, (i) the Indemnified Party may defend against such claim using counsel of its choice, in such manner as it may reasonably deem appropriate, including, but not limited to, settling such claim, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may reasonably deem appropriate, and (ii) the Indemnifying Party may participate in (but not control) the defense of such action, with its own counsel at its own expense. The Parties shall make available to each other all relevant information in their possession relating to any such Third Person Claim and shall cooperate in the defense thereof. If the Indemnifying Party assumes the defense of any Third Person Claim, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials, and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party assumes the defense of any Third Person Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of such Third Person Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Person Claim, and which releases the Indemnified Party completely in connection with such Third Person Claim. Whether or not the Indemnifying Party assumes the defense of a Third Person Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, or offer to settle, compromise, or discharge, such Third Person Claim without the Indemnifying Party’s prior written consent.

6.6            Limits on Indemnification. Notwithstanding anything to the contrary contained in this Agreement:

(a)            the maximum aggregate amount of indemnifiable Losses that may be recovered from Seller by Buyer Indemnified Persons pursuant to Section 6.2 shall be $225,000;

(b)            Seller shall not be liable to any Buyer Indemnified Person for any claim for indemnification unless and until the aggregate amount of indemnifiable Losses that may be recovered from the Seller equals or exceeds $22,500, in which case the Seller shall be liable for the full amount of such Losses;

(c)            no Party shall have any liability under any provision of this Agreement for any punitive, incidental, consequential, special, or indirect damages, including business interruption, diminution of value, loss of future revenue, profits, income, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement and, in particular, no “multiple of profits” or “multiple of cash flow” or other valuation methodology will be used in calculating the amount of any Losses; regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise;

(d)            no party shall have a right to make a claim for any Loss for contingent or inchoate claims and may claim only for a Loss that has, in fact, been paid or incurred; and

(e)            in the event Buyer proceeds with the Closing notwithstanding knowledge by Buyer or any Affiliate of Buyer at or prior to the Closing of any breach by Seller of any representation, warranty or covenant in this Agreement, no Buyer Indemnified Person shall have any claim or recourse against Seller or any of its Affiliates with respect to such breach, under this Article 6 or otherwise.

6.7            Exclusivity. Except as specifically set forth in this Agreement, effective as of the Closing, Buyer, on behalf of itself and the other Buyer Indemnified Persons, waives any rights and claims any Buyer Indemnified Person may have against Seller relating to the Business and/or the transactions contemplated hereby, regardless of the Law or legal theory under which such liability or obligation may be sought to be imposed, whether at law, in equity, contract, tort or otherwise, relating to the Business and/or the transactions contemplated hereby. The rights and claims waived by Buyer, on behalf of itself and the other Buyer Indemnified Persons, include, without limitation, to the fullest extent permitted under applicable Law, claims for contribution or other rights of recovery arising out of or relating to any Law, claims for breach of contract, for breach (negligent or otherwise) of representation or warranty, and claims for breach of duty relating to the Business and/or the transactions contemplated hereby. After the Closing, this Article 6 will provide the exclusive remedy against Seller for any breach of any representation, warranty, covenant or other claim arising out of or relating to this Agreement.

6.8            Tax Treatment of Indemnification Payments. All indemnification payments made (or deemed to be made) with respect to any claim pursuant to this Article 6 shall be treated by the parties as an adjustment to the Purchase Price for tax purposes, unless otherwise required by law.

Article 7
MISCELLANEOUS PROVISIONS

7.1            Notice. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon receipt when delivered by electronic mail (with no “bounceback” or notice of non-delivery), (c) on the next Business Day when sent by overnight courier, or (d) on the second succeeding Business Day when sent by registered or certified mail (postage prepaid, return receipt requested), to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Buyer:	Caribbean Joe Holdings, LLC
c/o Capelli New York
1 East 33rd Street, New York, NY 10016
Attention: Lily Maloof, General Counsel
Email: Lily.Maloof@capellinewyork.com

With a copy to:	Cullen and Dykman LLP
44 Wall Street
New York, NY 10005
Attention: Charles F. Gergel
Email: CGergel@cullenllp.com

If to Seller:	Brand Matter, LLC
c/o Sequential Brands Group, Inc.
1407 Broadway, 38th Floor
New York, NY 10018
Attention: Eric Gul
Email: EGul@sbg-ny.com

With a copy to:	Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166-0193
Attention: Saee Muzumdar
E-mail: smuzumdar@gibsondunn.com

7.2            Entire Agreement. This Agreement and the Schedules and Exhibits hereto embody the entire agreement and understanding of the Parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings relative to such subject matter.

7.3            Amendment and Modification. To the extent permitted by applicable Law, this Agreement shall be amended, modified or supplemented only by a written agreement between Buyer and Seller.

7.4            Assignment; Binding Agreement. This Agreement and various rights and obligations arising hereunder shall inure to the benefit of, and be binding upon, the Parties hereto and their successors, and permitted assigns. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be transferred, delegated, or assigned (by operation of Law or otherwise), by the Parties hereto without the prior written consent of the other Party, except that Buyer shall have the right to transfer and assign any or all of its rights and obligations hereunder to any entity which at the time of such transfer and assignment is controlled by Buyer or by an Affiliate(s) of Buyer provided that Buyer shall not be relieved of its obligations hereunder. For the avoidance of doubt, there shall be no restrictions upon Buyer on licensing, assignment, or alienation of the Purchased Assets after the Closing Date.

7.5            Waiver of Compliance; Consents. Any failure of Seller, on the one hand, or Buyer, on the other hand, to comply with any obligation, covenant, agreement, or condition herein may be waived by Buyer, on the one hand, or Seller, on the other hand, only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any Party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 7.5.

7.6            Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs or expenses.

7.7            Bulk Sales. Buyer hereby waives compliance with any statutory provisions governing bulk sales. Execution in Counterparts and Exchanges. This Agreement may be executed in multiple counterparts, and on separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument and exchanged by facsimile or e-mail, which will constitute an original and be legally binding on the Parties when one or more counterparts have been signed by each of the parties and delivered to the other party.

7.8            Severability. If any provision of this Agreement shall be determined to be contrary to Law and unenforceable by any court of Law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any Party, and this Agreement shall be reformed, construed, and enforced as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

7.9            Remedies Cumulative. Except as otherwise provided herein, all rights and remedies of the Parties under this Agreement are cumulative and without prejudice to any other rights or remedies under Law. Nothing contained herein shall be construed as limiting the Parties’ rights to redress for fraud.

7.10            Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York.

7.11            Submission to Jurisdiction. Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by a Party hereto or its affiliates, successors or assigns may be brought and determined without a jury in any federal or state court located in the in the Borough of Manhattan in New York, New York. Each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that a Party is not personally subject to the jurisdiction of the above named court for any reason other than the failure to serve process in accordance with this Section 7.11; (b) that its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such court (whether through judgment or otherwise), and (c) to the fullest extent permitted by applicable Law that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such court. Each Party hereto waives all personal service of any and all process upon such Party related to this Agreement and consents that all service of process upon such Party shall be made by hand delivery, certified mail, confirmed telecopy, or e-mail directed to such Party at the address specified in Section 7.1 hereof or any other method of service allowed by a court in the jurisdiction of New York; and service made by certified mail shall be complete seven days after the same shall have been posted.

7.12            Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

7.13            No Third Party Beneficiaries or Other Rights. Nothing herein shall grant to or create in any Person not a Party hereto, or any such Person’s dependents, heirs, successors, or assigns, any right to any benefits hereunder, and no such party shall be entitled to sue any Party to this Agreement with respect thereto. The representations and warranties contained in this Agreement are made for purposes of this Agreement only and shall not be construed to confer any additional rights on the Parties under any applicable Government’s securities Laws.

7.14            Headings; Interpretation. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Each reference in this Agreement to an Article, Section, Schedule or Exhibit, unless otherwise indicated, shall mean an Article or a Section of this Agreement or a Schedule or Exhibit attached to this Agreement, respectively. Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (d) the terms “include,” “includes,” “including,” and derivative or similar words shall be construed to be followed by the phrase “without limitation”; and (e) references herein to “days” are to consecutive calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under generally accepted accounting principles. Both Parties have participated substantially in the negotiation and drafting of this Agreement and agree that no ambiguity herein should be construed against the draftsman. The Schedules shall be arranged in separate pages corresponding to the numbered and lettered sections, and the disclosure in any Schedule shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered Schedule, and not any other representation or warranty (unless an express and specific reference to any other Schedule which clearly identifies the particular item being referred is set forth therein).

[Signature pages follow.]

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed as of the date first above written.

CARIBBEAN JOE HOLDINGS, LLC, as BUYER

By:	/s/ George Altirs
Name:	George Altirs
Title:	Member

BRAND MATTER, LLC, as SELLER

By:	/s/ Chad Wagenheim
Name:	Chad Wagenheim
Title:	President